Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FIRST QUARTER EARNINGS RESULTS
ABILENE, Texas, April 21, 2011 — First Financial Bankshares, Inc. (NASDAQ: FFIN) today reported earnings for the first quarter of 2011 of $16.30 million, up 18.79 percent compared with earnings of $13.72 million in the same quarter last year. Basic earnings per share were $0.78 for the first quarter of 2011 compared with $0.66 in the same quarter of 2010.
Net interest income increased 14.3 percent to $37.3 million compared with $32.6 million in 2010, primarily due to a 14.0 percent increase in interest-earning assets of which $269.2 million of the increase was internally generated and $158.8 million resulted from the acquisition in November 2010 of The First State Bank in Huntsville, Texas, which now operates under the First Financial Bank name. The net interest margin, on a taxable equivalent basis, improved slightly in the first quarter of 2011 to 4.72 percent compared with 4.69 percent in both the same period a year ago and in the fourth quarter of 2010. The provision for loan losses was $2.13 million in the first quarter of 2011, compared with $2.01 million in the same quarter last year and $1.99 million the fourth quarter of 2010. Nonperforming assets as a percentage of loans and foreclosed assets totaled 1.44 percent at March 31, 2011, compared with 1.53 percent at December 31, 2010, and 1.50 percent at March 31, 2010.
Noninterest income in the first quarter of 2011 was $12.84 million compared with $11.11 million in the same quarter a year earlier. Trust fees increased to $3.04 million in the first quarter of 2011 compared with $2.53 million in the same quarter last year. Real estate mortgage fees increased to $933,000 in the first quarter of 2011, compared with $560,000 a year ago. Service charges on deposit accounts decreased to $4.37 million during the first quarter of 2011 compared with $4.86 million for the same quarter a year ago, due primarily to decreased customer use of overdraft services. ATM and credit card fees increased to $3.08 million from $2.51 million in the first quarter last year.
Noninterest expense increased in the first quarter of 2011 to $26.16 million from $23.34 million in the same quarter last year. The increase in noninterest expense included $232,000 in technology conversion expenses and other expenses related to the Huntsville acquisition. The Company’s efficiency ratio in the first quarter of 2011 was 49.07 percent compared with 50.36 percent in the same quarter last year.
As of March 31, 2011, consolidated assets for the Company totaled $3.83 billion compared with $3.35 billion a year ago. Loans totaled $1.68 billion at quarter end compared with loans of $1.50 billion a year ago. Total deposits were $3.13 billion as of March 31, 2011, compared with $2.69 billion a year earlier. Shareholders’ equity rose to $456.22 million as of March 31, 2011, compared with $423.82 million the prior year.

“We are pleased to start the new year with an excellent first-quarter performance, especially given the continued challenges faced by the economy and the banking industry,” said F. Scott Dueser, Chairman, President and CEO. “Even though the economy is showing some signs of improvement, we continue to take a cautious stance until we experience sustained improvement over a longer period of time.”
About First Financial Bankshares
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates 11 separately chartered banks with 52 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde, Moran and Odessa; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado, Midlothian and Crowley; First Financial Bank, Hereford; First Financial Bank, Huntsville; First Financial Bank, N.A., Mineral Wells; First Financial Bank, N.A., San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby, Trent and Merkel; and First Financial Bank, N.A., Weatherford, Willow Park, Aledo, Brock and Fort Worth. The Company also operates First Financial Trust & Asset Management Company, N.A., with six locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	March 31,
	2011	2010
ASSETS:
Cash and due from banks	$105,969	$95,234
Interest-bearing deposits in banks	203,018	192,848
Fed funds sold	4,945	—
Investment securities	1,662,792	1,407,708
Loans	1,681,812	1,499,001
Allowance for loan losses	(32,501)	(28,750)

Net loans	1,649,311	1,470,251
Premises and equipment	70,301	65,652
Goodwill	71,865	62,113
Other intangible assets	547	880
Other assets	59,455	58,269

Total assets	$3,828,203	$3,352,955

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$969,416	$804,556
Interest-bearing deposits	2,162,474	1,885,558

Total deposits	3,131,890	2,690,114
Short-term borrowings	192,171	189,095
Other liabilities	47,927	49,925
Shareholders’ equity	456,215	423,821

Total liabilities and shareholders’ equity	$3,828,203	$3,352,955

	Three Months Ended
	March 31,
	2011	2010
INCOME STATEMENTS
Interest income	$39,727	$36,345
Interest expense	2,400	3,699

Net interest income	37,327	32,646
Provision for loan losses	2,127	2,010

Net interest income after provision for loan losses	35,200	30,636
Noninterest income	12,842	11,110
Noninterest expense	26,161	23,338

Net income before income taxes	21,881	18,408
Income tax expense	5,586	4,691

Net income	$16,295	$13,717

PER COMMON SHARE DATA
Net income — basic	0.78	$0.66
Net income — diluted	0.78	0.66
Cash dividends	0.34	0.34
Book value	21.77	20.33
Market value	51.37	51.56
Shares outstanding — end of period	20,957,505	20,845,424
Average outstanding shares — basic	20,950,389	20,834,972
Average outstanding shares — diluted	20,963,057	20,867,778

PERFORMANCE RATIOS
Return on average assets	1.76%	1.68%
Return on average equity	14.86	13.30
Net interest margin (tax equivalent)	4.72	4.69
Efficiency ratio	49.07	50.36

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2011	2010
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$31,106	$30,013	$28,954	$28,750	$27,612
Loans charged off	(1,010)	(1,240)	(1,178)	(2,970)	(1,059)
Loan recoveries	278	341	249	201	187

Net charge-offs	(732)	(899)	(929)	(2,769)	(872)
Provision for loan losses	2,127	1,992	1,988	2,973	2,010

Balance at end of period	$32,501	$31,106	$30,013	$28,954	$28,750

Allowance for loan losses / period-end loans	1.93%	1.84%	1.95%	1.91%	1.92%
Allowance for loan losses / nonperforming loans	210.6	176.3	211.7	203.3	159.1
Net charge-offs / average loans (annualized)	0.18	0.22	0.24	0.73	0.24

NONPERFORMING ASSETS
Nonaccrual loans	$15,411	$15,445	$14,110	$14,240	$17,775
Accruing loans 90 days past due	23	2,196 *	69	1	290

Total nonperforming loans	15,434	17,641	14,179	14,241	18,065
Foreclosed assets	8,872	8,309	8,217	8,306	4,444

Total nonperforming assets	$24,306	$25,950	$22,396	$22,547	$22,509

As a % of loans and foreclosed assets	1.44%	1.53%	1.45%	1.48%	1.50%
As a % of end of period total assets	0.63	0.69	0.65	0.68	0.67

*	In January 2011, a loan totaling $2.1 million accruing past due 90 days paid off.

CAPITAL RATIOS
Tier 1 Risk-based	17.60%	17.01%	18.19%	18.22%	18.02%
Total Risk-based	18.86	18.26	19.45	19.48	19.28
Tier 1 Leverage	10.03	10.28	10.89	10.63	10.50
Equity to assets	11.92	11.70	13.08	12.92	12.64

	Three Months Ended
	March 31,
	2011	2010
NONINTEREST INCOME
Gain on securities transactions, net	219	1
Trust fees	3,044	2,526
Service charges on deposits	4,373	4,858
Real estate mortgage fees	933	560
Net gain (loss) on sale of foreclosed assets	(63)	11
ATM and credit card fees	3,077	2,511
Other noninterest income	1,259	643

Total Noninterest Income	$12,842	$11,110

NONINTEREST EXPENSE
Salaries and employee benefits, excluding profit sharing	$13,110	$11,917
Profit sharing expense	1,125	740
Net occupancy expense	1,647	1,578
Equipment expense	1,871	1,838
Printing, stationery and supplies	428	429
ATM and credit card expenses	1,148	884
Audit fees	272	276
Legal, tax and professional fees	1,221	881
FDIC Insurance premiums	970	988
Correspondent bank service charges	200	191
Advertising and public relations	808	700
Amortization of intangible assets	111	159
Other noninterest expense	3,250	2,757

Total Noninterest Expense	$26,161	$23,338

TAX EQUIVALENT YIELD ADJUSTMENT	$3,148	$2,590

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

		Three Months Ended
	March 31, 2011
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$4,689	$1	0.10%
Interest-bearing deposits in nonaffiliated banks	200,748	366	0.74%
Taxable securities	1,050,477	9,592	3.65%
Tax exempt securities	542,941	8,327	6.13%
Loans	1,677,188	24,589	5.95%

Total interest-earning assets	3,476,043	42,875	5.00%
Noninterest-earning assets	278,702

Total assets	$3,754,745

Interest-bearing liabilities:
Deposits	$2,169,097	$2,349	0.44%
Fed funds purchased and other short term borrowings	189,963	51	0.11%

Total interest-bearing liabilities	2,359,060	2,400	0.41%

Noninterest-bearing liabilities	950,975
Shareholders’ equity	444,710

Total liabilities and shareholders’ equity	$3,754,745

Net interest income and margin (tax equivalent)		$40,475	4.72%